SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

EACH NUVEEN REGISTERED INVESTMENT COMPANY LISTED ON SCHEDULE C

And

STATE STREET BANK AND TRUST COMPANY

28. Information Security.	18

EXHIBITS AND SCHEDULES

SCHEDULE A (Fee Split)

SCHEDULE B (Cash Collateral Investment)

SCHEDULE C (List of Funds)

SCHEDULE D (Schedule of Borrowers)

SCHEDULE E (Lending Restrictions)

SCHEDULE F (Schedule of Authorized Representatives)

SCHEDULE G (Schedule of Authorized State Street Representatives)

SCHEDULE H (Acceptable Forms of Collateral)

EXHIBIT A (Special Resolution Regimes)

EXHIBIT B (State Street Client Information Security Addendum)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated the 12th     day of August         , 2020     between each NUVEEN registered investment company listed on Schedule C and organized and existing under the jurisdiction specified in Schedule C (each a “Trust”), severally and not jointly, and for each Trust with a series, on behalf of each of its series as listed on Schedule C, severally and not jointly, and STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of the Commonwealth of Massachusetts, acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of the respective Trust with respect to the lending of certain securities of a Trust held by State Street as agent, trustee or custodian or by the Fund’s Third Party Custodian (as defined below).

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the Trusts and each of the series of shares of the respective Trust as listed on Schedule C to this Agreement (each Trust and each series of a Trust, if applicable, is a “Fund” and collectively, the “Funds”) as it may be amended by the parties, and no Trust or series of shares of a Trust shall be responsible or liable for any of the obligations of any other Trust or series of a Trust under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties hereto does hereby covenant and agree as follows:

1. Definitions. For the purposes hereof:

(a) “Agreement” means this Securities Lending Authorization Agreement, as amended, restated, supplemented or otherwise modified in accordance herewith from time to time.

(b) “Applicable Law” means the laws, rules and regulations (including income tax treaties) of any relevant jurisdiction, including published practice of any government or other taxing authority in connection with such laws, rules and regulations.

(c) “Authorized Representative” means any person reasonably believed by State Street to be an authorized person set forth on Schedule F attached hereto (which Schedule shall be updated promptly by a Fund upon changes to personnel who are authorized to act on the Fund’s behalf by providing written notice to State Street).

(d) “Authorized State Street Representative” means any person reasonably believed by the Funds to be an authorized person set forth on Schedule G attached hereto (which Schedule shall be updated promptly by State Street upon changes to personnel who are authorized to act on State Street’s behalf by providing written notice to the Funds).

(e) “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3.

(f) “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(g) “Collateral” means cash, securities or letters of credit delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(h) “Fee Income” means any fee income received from a Borrower, including, without limitation, negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral and fees in connection with fee for hold or other arrangements.

(i) “Investment Manager” when used in any provision, means the person or entity that has discretionary authority over the investment of the Available Securities to which the provision applies.

(j) “Loan” means a loan of Available Securities to a Borrower.

(k) “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(l) “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(m) “Net Investment Income” means income (including interest, dividends and realized net capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses properly charged by the relevant investment vehicle in which such cash Collateral is invested.

(n) “Obligations” means any and all liabilities and obligations of a Fund to State Street arising under or in respect of this Agreement, whether mature or unmatured, contingent or otherwise, including any obligation of a Fund to pay State Street or to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Fund to State Street under the terms of this Agreement.

(o) “Replacement Securities” means securities of the same issuer, class and denomination as Loaned Securities.

(p) “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Funds) that governs Loans, as described in Section 5, as amended, restated, supplemented or otherwise modified in accordance therewith from time to time.

(q) “State Street Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls State Street Bank and Trust Company or that is controlled by or is under common control with State Street Bank and Trust Company.

(r) “Third Party Custodian” means any custodian selected by a Fund other than State Street or State Street Affiliate which holds for safekeeping a Fund’s Available Securities.

2. Appointment of State Street. Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. Each Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Fund on an undisclosed or a disclosed basis.

Each Fund also appoints and authorizes State Street, as its agent, to enter into fee for hold arrangements with respect to certain Available Securities. State Street, as agent, will, in return for a fee from the Borrower, hold and reserve or direct the Third Party Custodian to hold and reserve certain Available Securities and will refrain from lending such Available Securities to any third party without the Borrower’s permission, provided, however, that the fee for hold arrangements shall not restrict or otherwise affect the Fund’s ownership rights with regard to the Available Securities.

3. Securities to be Loaned.

All of a Fund’s securities held by State Street or a Third Party Custodian, as custodian of the respective Fund, shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities, which the relevant Fund or the Investment Manager specifically identifies in writing to State Street from time to time as not being Available Securities (such writing hereinafter referred to as the “Restricted Securities List”). In the absence of any such identification herein or other notices specifically identifying securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of a Fund’s securities should be excluded from the securities lending program.

If applicable, each Fund shall cause its Third Party Custodian to enter into an operational procedures agreement with State Street (the “Operational Procedures Agreement”) to facilitate the provision of services contemplated by this Agreement. Each Fund acknowledges and agrees that no lending can occur for the Funds using a Third Party Custodian prior to the execution of the Operational Procedures Agreement between Third Party Custodian and State Street and that State Street may in its sole discretion decline to execute an Operational Procedures Agreement with any Third Party Custodian. Each Fund acknowledges and agrees that State Street shall have no liability in respect of any acts of the Third Party Custodian or any losses which result from the failure by the Third Party Custodian to comply with State Street’s instructions or the terms of the Operational Procedures Agreement, except to the extent that such losses arise directly from State Street’s negligence, bad faith or willful misconduct. Each Fund authorizes and directs State Street and Authorized State Street Representatives to instruct the Third Party Custodian to deliver Available Securities to Borrowers and other persons at the direction of State Street and Authorized State Street Representatives and otherwise follow the directions of State Street and Authorized State Street Representatives in order to put this Agreement into full effect.

4. Borrowers.

Each Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any Borrower set forth in Schedule D, attached hereto, as such schedule may be amended or modified from time to time by separate written agreement of State Street and the Funds.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein or except to the extent that such losses arise directly from State Street’s negligence, fraud or willful misconduct.

5. Securities Loan Agreements. Each Fund authorizes State Street to enter into one or more Securities Loan Agreements, subject to the Lending Restrictions set forth on Schedule E hereto, with such Borrowers as may be selected by State Street and as set forth on Schedule D hereto. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower, such terms and conditions being consistent with this Agreement. Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made but must be consistent with the provisions of this Agreement.

The Fund agrees that the authorization provided hereunder includes the authority to enter into Securities Loan Agreements with Borrowers subject to special resolution regime laws and regulations as described in the attached Exhibit A.

6. Loans of Available Securities. State Street shall be responsible for determining whether any Loan shall be made, and for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund. In the event of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower on any Loan, State Street shall be fully protected in acting in any commercially reasonable manner it deems reasonable and appropriate. Notwithstanding anything to the contrary contained elsewhere in this Agreement, each Fund also retains the authority and discretion to direct State Street to initiate action to terminate any Loan made under this Agreement at any time (i.e., recall Loaned Securities), by providing written notice to State Street.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers. Each Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans allocated to other clients, or loan opportunities not made available to the Fund, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan allocated to another client, or loan opportunity not made available to the Fund, could have resulted in Loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement, and in no event shall such requirement permit returns later than the earlier of the end of the customary settlement period or five (5) business days. Upon receiving a notice from the Fund or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), or that the Fund instructs State Street to terminate a Loan for any reason, State Street shall thereafter promptly notify the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement, and in no event later than the earlier of the end of the customary settlement period or five (5) business days.

7. Distributions on and Voting Rights with Respect to Loaned Securities. Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s relevant account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which distribution is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund or Investment Manager may, by giving State Street six (6) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s relevant account on the date it is delivered to State Street.

Each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Available Securities that are on loan on the applicable record date for such Available Securities.

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of substitute payments may differ from the tax and accounting treatment of such interest or dividend payments if received directly from issuers.

Each Fund also acknowledges that, with respect to payments of distributions from Borrower, the Fund will generally not be entitled to any credits, including foreign tax credits, for any income tax that would normally be withheld at source on actual distributions of income made by the issuer of the Loaned Securities.

Each Fund further acknowledges that, unless otherwise agreed, payments of distributions from Borrower will be determined by reference to Applicable Law as of the date of each payment and no adjustment will be made to amounts paid by Borrower as a result of any retroactive change in Applicable Law that is announced or enacted after the date of the relevant payment or any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first placed funds with State Street to make such payment.

Each Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

Each Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8. Collateral.

(a) Receipt of Collateral. Each Fund authorizes State Street to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule H. Said Schedule may be amended from time to time by separate written agreement of State Street and the Funds. All investments of cash Collateral shall be for the account and at the risk of the Fund.

(b) Marking to Market. The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned

Securities are customarily traded. Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information, and ensure that each applicable Securities Loan Agreement shall require each Borrower to deliver additional Collateral to State Street as follows:

(i)    In the case of a Loan of U.S. equities or U.S. corporate debt , the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral is less than one hundred and two percent (102%) of the Market Value of the Loaned Securities, and such additional Collateral together with the Collateral previously delivered shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loaned Securities.

(ii)    In the case of a Loan of non-U.S. equities, the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral is less than one hundred and five percent (105%) of the Market Value of the Loaned Securities, and such additional Collateral together with the Collateral previously delivered shall have a Market Value of not less than one hundred and five percent (105%) of the Market Value of the Loaned Securities.

(iii)    In the case of a Loan of US government securities (including securities issued by US agencies or instrumentalities), sovereign debt issued by non-US governments, and non-US corporate debt securities, the Borrower will in each case be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loan is less than one hundred percent (100%) of the Market Value of the Loaned Securities subject to such Loan, and such additional Collateral together with all Collateral previously delivered in respect of such Loan shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loaned Securities subject to such Loan.

(c) Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

9. Investment of Cash Collateral; Compensation; Grant of Security Interest.

(a) Investment of Cash Collateral. To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street in accordance with the directions of the Funds as set forth on Schedule B under the heading “Cash Collateral Investment.” State Street does not assume any market or investment risk of loss associated with any investment of cash Collateral. If upon the maturity, redemption, sale, or liquidation of any such investments of cash Collateral, the amounts so available are insufficient to return any and all amounts due to a Borrower under and pursuant to the applicable Securities Loan Agreement, the Fund shall be responsible for such shortfall.

(b) Cash Collateral Investments Not Guaranteed. Each Fund acknowledges that interests in any collective investment vehicles to which State Street and/or one or more of the State Street Affiliates provide services are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.

(c) Net Investment Income and Fee Income. Net Investment Income and Fee Income shall be credited to the Fund’s relevant account, on a monthly basis, only after making the following payments on behalf of the Fund: (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income after payment of the amounts set forth in clause (i) shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.” In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the relevant Fund shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split.” The relevant Fund shall be solely responsible for any and all other amounts due to Borrowers under the applicable Securities Loan Agreements. For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s relevant account as described in this Paragraph (c) (i.e., from the amount credited after payment of the amounts identified in clauses (i) and (ii) above), and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall. Any amounts owed or liabilities or deficiencies incurred by a Fund hereunder may be satisfied solely from the assets of such Fund.

(d) Loan Premiums. To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street. There may be instances in which the loan premium is zero on any particular day.

(e) Advances. State Street may, but is not obligated to, advance funds required to be paid by the Fund pursuant to a Securities Loan Agreement or this Agreement. State Street may, in its discretion, and in such case the Fund hereby explicitly authorizes State Street to, charge interest on any such advance at a rate consistent with prevailing rates for short-term investments at such time. The Fund shall reimburse State Street on demand for the amount of any such advance, including interest accrued and payable thereon up until the date of such payment, or any other amount owed by the Fund to State Street under this Agreement.

(f) Right to Debit or Set Off. State Street may at any time charge or debit any account of the Fund maintained by or on behalf of State Street in any capacity (or set off any amounts otherwise payable or creditable to any such account), and may sell or otherwise liquidate investments made with cash Collateral, to pay any amounts due to a Borrower under a Securities Loan Agreement or any Obligations of such Fund. If State Street charges or debits an account of a Fund (or exercises setoff rights) as described in the prior sentence and such charge, debit or setoff is not with respect to the relevant collateral account, State Street will make reasonable efforts to notify the Fund of such action after such charge, debit or setoff. The Fund acknowledges that whenever State Street exercises its rights under this Paragraph (f) with respect to Obligations of the Fund, State Street is acting in a principal capacity on its own behalf and not on behalf of the Fund.

(g) Security Interest. As security for the payment and performance by the Fund of its Obligations, the Fund hereby grants to State Street a continuing lien upon and a first priority security interest in, all Collateral and all assets (including accounts and investments) and any proceeds thereof in which the Fund at any time has rights and which at any time is maintained with, or possessed or controlled in any capacity by, State Street or any person acting on behalf of State Street (collectively, the “Property”). If the Fund shall fail to pay or perform any or all of the Obligations of the Fund as and when due, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts and other applicable law with respect to the Property. While any Obligations of the Fund are outstanding, State Street may decline to deliver out Property if the Fund has failed to pay or perform any of the Obligations as and when due or to the extent that, in State Street’s reasonable judgment, the aggregate value of the Property with respect to which State Street has a perfected security interest would be less than 105% of the Obligations of the Fund after giving effect to the delivery out. The provisions of this Section 9(g) shall not operate to limit any of State Street’s rights under contract or applicable law.

10. Fee Disclosure. The fees associated with the investment of cash Collateral in collective investment vehicles maintained or advised by State Street are set forth in the disclosure materials relating to each applicable collective investment vehicle (e.g., prospectus or offering memorandum). An annual report with respect to such collective investment vehicles is available to the Funds, at no expense, upon request. These fees and expenses may be changed from time to time by State Street upon prior written notice to the Funds.

11. Recordkeeping, Reports and Audits. State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom (and to comply with all regulatory requirements applicable to State Street). State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative; provided, that such presumption may be rebutted by a Fund upon the presentation of written evidence to the contrary. On a monthly basis (or upon request of a Fund), State Street will provide the Funds with a statement describing the Loans made, and the income derived from Loans, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program, or compliance with applicable law, including, without limitation, requests by a Fund’s outside auditors for review of books and records of the Fund in connection with this securities lending program.

Each Fund hereby agrees to participate in data aggregation services which provide securities lending market analysis, provided however, that State Street is only authorized to provide information relating to the Fund’s lending program, including, Available Securities and

Loaned Securities, on an anonymous basis for aggregation into the database, the identity of the Fund as owner of the securities is in no way identifiable and the aggregator agrees to treat all information provided to it confidentially and to use such information solely for the purposes of providing the data aggregation service. If the Fund elects not to continue to participate in any such service at any time, State Street shall cease providing the Fund’s information within five (5) business days of written notification to that effect from the Fund.

Upon request of a Fund (which shall include reasonable advance notice), State Street shall grant reasonable access, during normal business hours, to the Funds’ personnel, agents or auditors (with such personnel, agents and auditors all being subject to compliance with State Street’s confidentiality and security policies and procedures), to State Street’s facilities and personnel to the extent such are used in connection with State Street’s securities lending program, for the purpose of (i) conducting a due diligence review of State Street’s technology systems used for agency securities lending; (ii) performing an audit in accordance with the business continuity program of the Funds or its Investment Manager; or (iii) for purposes of complying with regulatory requirements applicable to the Fund. Notwithstanding the foregoing statement, State Street reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by the Fund or its auditor so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security, policies, confidentiality or regulatory limitations or requirements.

State Street will provide the Funds, during the term of this Agreement and upon request, a Statements on Standards for Attestation Engagements (“SSAE”) 16 report twice a year, or at such other frequency as such SSAE 16 report is prepared by State Street with respect to its securities lending program each year. State Street shall notify the Funds of any such change in frequency.

12. Standard of Care and Indemnification.

(a) State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate), subject to the provisions of this Agreement.

(b) Each Fund shall indemnify State Street and hold State Street harmless from any loss or liability (including the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Fund, except such loss or liability which results from State Street’s failure to exercise the standard of care required by this Section 12 or from State Street’s negligence, fraud or willful misconduct. Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14.

(c) Notwithstanding any express provision to the contrary herein, none of the parties hereto shall be liable for any indirect, consequential, incidental, special or exemplary damages, even if it has been apprised of the likelihood of such damages occurring.

(d) Each Fund acknowledges that in the event that the Fund’s participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e) State Street, in determining the Market Value of Securities, including Collateral, may rely upon any recognized pricing services selected by State Street on a reasonable basis and shall not be liable for any errors made by such service.

13. Representations and Warranties. Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

Each Fund represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; and (b) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities.

Each Fund further represents and warrants that it will promptly notify State Street, by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of the Funds and State Street represents that he or she has the authority to execute this Agreement on behalf of the Funds and State Street, respectively.

Each Fund represents and warrants that it is (i) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended; or (ii) an employee benefit plan that owns and invests on a discretionary basis not less than US $25,000,000 in investments. Each Fund agrees to notify State Street immediately of any changes in the information set forth in this subparagraph of this Section 13.

Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares of the State Street Navigator Securities Lending Trust with cash Collateral; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Trust, and the existing series thereof has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Trust, including any series thereof, is in the Fund’s best interest; and (iv) its prospectus or statement of additional information, as applicable, provides appropriate disclosure concerning its securities lending activity.

Each Fund hereby represents to State Street that (i) it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Available Securities; (ii) it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; (iii) that its taxpayer identification number and tax year end are as set forth in Schedule C hereto.

Each Fund represents and warrants on a continuing basis that it has determined that each investment vehicle set forth on Schedule B hereto, taking into account any fees assessed thereby, is now, and will continue to be, an acceptable and appropriate investment vehicle for the investment of the Fund’s cash Collateral under this Agreement. Each Fund further represents and warrants that it has received and reviewed the State Street Agency Securities Lending Program Description of Risks and Conflicts of Interest and, with respect to each investment vehicle set forth on Schedule B hereto, it has received and reviewed, as of the date of this Agreement, the disclosure memorandum, confidential offering memorandum or equivalent offering document of each such investment vehicle.

State Street represents and warrants to the Funds that (i) it is duly organized and validly existing under the laws of the Commonwealth of Massachusetts; and (ii) in the event that it is notified in writing by the U.S Securities and Exchange Commission that Investment Company Act Release No. 23441 (September 22, 1998) has been revoked, it will notify the Funds of such revocation as soon as reasonably practicable.

14. Borrower Default Indemnification.

(a)     If at the time of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower with respect to a Loan, some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Fund against the failure of the Borrower as follows. State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to the Fund’s obligations pursuant to Section 9 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b)    If State Street is unable to purchase Replacement Securities pursuant to Paragraph (a) hereof, State Street shall credit to the Fund’s relevant account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

(c)    In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Fund’s relevant account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Fund’s relevant account pursuant to Paragraph (b).

(d)    Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remain after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e)    If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d) above, and then to credit to the Fund’s relevant account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement. State Street shall promptly notify the Fund of such reimbursements.

(f)    In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement. The Fund will, at the request of State Street, execute and deliver to State Street any confirmatory assignment or other instrument that State Street determines to be necessary or advisable to enable State Street to enforce any right to which State Street is subrogated.

15. Continuing Agreement; Termination; Remedies.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Funds and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Funds, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16. Notices. Except as otherwise specifically provided herein, notices under this Agreement shall be in writing. A notice shall be sufficient if sent to the party entitled to receive such notice by email, facsimile transmission, or prepaid overnight delivery service, or for termination of this Agreement only, by certified or registered mail, and addressed as shown below. Facsimile and email notices shall be sufficient only if receipt is acknowledged by the party to which such notice is communicated at the numbers and email addresses shown below.

If to the Funds:

Nuveen Funds

c/o Nuveen Fund Advisors, LLC

333 West Wacker Drive

Chicago, IL 60606

Attn: Securities Lending Committee

Email: DL_SecuritiesLending@tiaa.org

With a copy to:

Nuveen Funds

c/o Nuveen Fund Advisors, LLC

333 West Wacker Drive

Chicago, IL 60606

Attn: Nuveen Legal

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111-2900

Attn: Legal Department, 8th Floor

Fax: (617) 946-0046

SFLegal@StateStreet.com

or to such other addresses as either party may furnish the other party by written notice underthis section.

17. Securities Investors Protection Act of 1970 Notice. EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18. Authorized Representatives. Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative. Each Fund shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to the Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications.

19. Agents. State Street may use such agents, including such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street Affiliates, as State Street deems appropriate to carry out its duties under this Agreement; provided, however, that State Street is only authorized to utilize agents that are customarily retained by securities lending agents of a similar stature as State Street. To the extent State Street Affiliates act as State Street’s agent hereunder, State Street agrees to be responsible for the acts and omissions of such State Street Affiliates as though performed by State Street directly. Each Fund agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection of such agent.

20. Force Majeure. State Street shall not be responsible for any losses, costs or damages suffered by the Funds resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of State Street.

21. Miscellaneous. This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of Available Securities by State Street on behalf of the Funds. This Agreement shall not be assigned by either State Street or the Funds without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. State Street and each Fund hereby irrevocably submit to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court. State Street and each Fund hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. State Street and each Fund hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the other party at its address specified in Section 16 hereof. State Street and each Fund agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration. In interpreting this Agreement the term “including” shall be read to mean “including, but not limited to,”.

22. Confidentiality. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the business and operations of the Disclosing Party shall be treated as confidential. All confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, its affiliates and its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. Notwithstanding the forgoing, such information shall not be deemed confidential (a) if it is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) if it is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) if it is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) if it is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or State Street Affiliates to employ or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

23. Opt-In to U.S. Special Resolution Regimes.

(a) As used in this Section:

“Affiliate” has the meaning given in section 2(k) of the Bank Holding Company Act (12 U.S.C. 1841(k)) and section 225.2(a) of the Board’s Regulation Y (12 CFR 225.2(a)).

“Default Right” means any:

(i) Right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) Right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

“U.S. Special Resolution Regime” means the Federal Deposit Insurance Act (12 U.S.C. 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381–5394) and regulations promulgated thereunder.

(b) In the event State Street Bank and Trust Company becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from State Street Bank and Trust Company will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States; and

(c) In the event State Street Bank and Trust Company or an Affiliate of State Street Bank and Trust Company becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement that may be exercised against State Street Bank and Trust Company are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

25. Amendments.

(a)    Amendments to Agreement. This Agreement and the Schedules attached hereto shall not be modified or amended except by an instrument in writing signed by all of the parties hereto.

(b)    Amendments to Schedule D. Notwithstanding the foregoing, a Fund may unilaterally amend Schedule D hereto to remove a Borrower or add a Borrower from State Street’s list of approved Borrowers; provided, that, State Street confirms such amendment by email, and is given a reasonable time to implement such changes.

26. Separate Agreements. It is understood and agreed that this document shall constitute a separate agreement with respect to each party listed on Schedule C attached hereto, as if each such party had executed a separate document naming only itself as Fund, and that no party listed on Schedule C shall have any liability under this document for the obligations of any other party so listed, and that, with respect to transactions entered into by any such party, State Street shall not in any event have recourse to the assets of any other party (including without limitation collateral or margin provided by such other party). With respect to any one such party, only confirmations and transactions between such Fund and State Street shall be part of the Agreement with such Fund.

27. Business Continuity. State Street shall maintain throughout the term of this Agreement business continuity, disaster recovery, and backup capabilities (the “Plan(s)”) that permit State Street to perform its obligations hereunder with minimal disruptions or delays. The Plans shall provide for the recovery from disruptions to suppliers, sites, technology and staff, including pandemic planning or other impacts that could result in mass protracted absenteeism. State Street shall also maintain recovery time objectives (“RTOs”) for all business critical functions used to perform the services. State Street’s current RTOs priority levels for critical functions, which are objectives, do not exceed seven (7) business days. RTOs are State Street’s internal guidelines only and may be updated from time to time by State Street. Upon request, State Street will provide to the Funds updates, if any, on RTOs.

28. Information Security. State Street represents that it currently maintains and shall continue to maintain throughout the term of this Agreement physical, electronic and procedural safeguards as described in the State Street Client Information Security Addendum attached hereto as EXHIBIT B.

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IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Agreement, effective as of the first date set forth above.

EACH TRUST
acting on its own behalf or on behalf of each series, as applicable, as listed on Schedule C, severally and not jointly

Name: /s/ E. Scott Wickerham

By: E. Scott Wickerham

Its: Vice President and Controller

STATE STREET BANK AND TRUST COMPANY

Name:/s/ Francesco Squillacioti

By: Francesco Squillacioti

Its: Senior Managing Director

SCHEDULE A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020 between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Fee Split

92% to the Fund

8% to State Street

SCHEDULE B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020     between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Cash Collateral Investment

The Funds instruct State Street to invest cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio. Information about the various fees and expenses charged by the State Street Navigator Securities Lending Government Money Market Portfolio is disclosed in the confidential offering memorandum, shareholder reports and/or other portfolio documents. The State Street Navigator Securities Lending Government Money Market Portfolio distributes yield daily. The daily yield will be reinvested into the vehicle until redeemed monthly to make the payments contemplated by this Agreement.

The investment manager of the collective investment vehicle specified above may, to the extent consistent with the relevant investment guidelines and/or other offering documents, invest cash Collateral (including any dividends, interest payments and other money received in respect of cash Collateral as invested) in funds or investments with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

To the extent that there is a period of time when the cash Collateral cannot be promptly invested pursuant to the direction of the Funds as set forth above, whether due to the timing of delivery of the cash Collateral by Borrower, any delay between monthly redemptions from the vehicle above and monthly payments contemplated by this Agreement, or otherwise, such cash Collateral may be held in a demand deposit account or similar account in the name of State Street or any State Street Affiliate (which account may or may not bear interest).

SCHEDULE C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020     between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

List of Funds

Fund Name	Tax ID	Tax Year End
Nuveen California High Yield Municipal Bond Fund	20-4207406	2/28
Nuveen Core Impact Bond Managed Accounts Portfolio	85-0626116	10/31
Nuveen Dividend Value Fund	25-1692047	10/31
Nuveen Emerging Markets Equity Fund	83-1838258	7/31
Nuveen Equity Long/Short Fund	26-3587081	8/31
Nuveen Equity Market Neutral Fund	46-2369493	8/31
Nuveen Global Infrastructure Fund	61-1540686	12/31
Nuveen Global Real Estate Securities Fund	82-3943430	12/31
Nuveen Credit Income Fund	23-2958095	6/30
Nuveen High Yield Municipal Bond Fund	36-4294442	3/31
Nuveen International Growth Fund	26-4481991	7/31
Nuveen Large Cap Core Fund	46-2319590	8/31
Nuveen Large Cap Growth Fund	46-2307509	8/31
Nuveen Large Cap Select Fund	45-0495825	10/31
Nuveen Large Cap Value Fund	36-4091128	8/31
Nuveen Mid Cap Growth Opportunities Fund	84-6214484	10/31
Nuveen Mid Cap Value Fund	39-1603605	10/31
Nuveen NWQ Flexible Income Fund	27-1290573	9/30
Nuveen NWQ Global Equity Income Fund	27-0735548	6/30
Nuveen NWQ International Value Fund	36-4327209	6/30
Nuveen NWQ Large-Cap Value Fund	20-5685051	6/30
Nuveen NWQ Multi-Cap Value Fund	23-3101390	6/30
Nuveen NWQ Small/Mid-Cap Value Fund	20-5685200	6/30
Nuveen NWQ Small-Cap Value Fund	20-1732434	6/30
Nuveen Preferred Securities and Income Fund	20-5693704	9/30
Nuveen Real Asset Income Fund	45-2725214	12/31
Nuveen Real Estate Securities Fund	23-2802884	12/31
Nuveen Santa Barbara Dividend Growth Fund	20-4207876	7/31
Nuveen Santa Barbara Global Dividend Growth Fund	45-4993993	7/31
Nuveen Santa Barbara International Dividend Growth Fund	45-4994049	7/31
Nuveen Short Duration High Yield Municipal Bond Fund	46-1414110	3/31
Nuveen Small Cap Growth Opportunities Fund	39-1829200	10/31

Nuveen Small Cap Select Fund	39-1901483	10/31
Nuveen Small Cap Value Fund	23-2909969	10/31
Nuveen Strategic Income Fund	36-4333232	6/30
Nuveen Symphony High Yield Income Fund	26-0303143	9/30
Nuveen Winslow International Large Cap Fund	83-2180402	7/31
Nuveen Winslow International Small Cap Fund	81-4656371	7/31
Nuveen Winslow Large-Cap Growth ESG Fund	26-4668245	7/31

Nuveen ETFs

Nuveen Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	81-5245953	7/31
Nuveen Enhanced Yield U.S. Aggregate Bond ETF	81-3031250	7/31
Nuveen ESG Emerging Markets Equity ETF	81-5205513	10/31
Nuveen ESG High Yield Corporate Bond ETF	84-2460312	7/31
Nuveen ESG International Developed Markets Equity ETF	81-5198640	10/31
Nuveen ESG Large-Cap ETF	83-4029106	10/31
Nuveen ESG Large-Cap Growth ETF	81-4136820	10/31
Nuveen ESG Large-Cap Value ETF	81-4158564	10/31
Nuveen ESG Mid-Cap Growth ETF	81-4172679	10/31
Nuveen ESG Mid-Cap Value ETF	81-4185583	10/31
Nuveen ESG Small-Cap ETF	81-4198293	10/31
Nuveen ESG U.S. Aggregate Bond ETF	82-2254672	7/31
Nuveen Short-Term REIT ETF	81-4210004	12/31

Nuveen Closed-End Funds

Nuveen Core Equity Alpha Fund	20-8449001	12/31
Nuveen Dow 30sm Dynamic Overwrite Fund	47-1393396	12/31
Nuveen Nasdaq 100 Dynamic Overwrite Fund	47-1402770	12/31
Nuveen S&P 500 Buy-Write Income Fund	20-1590560	12/31
Nuveen S&P 500 Dynamic Overwrite Fund	20-3622755	12/31

SCHEDULE D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020     between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Schedule of Borrowers

Australia Citigroup Global Markets Australia Pty Limited	MacQuarie Bank Ltd.

Canada

CIBC World Markets Inc. Royal Bank of Canada TD Securities Inc.	National Bank of Canada Scotia Capital Inc. Toronto-Dominion Bank

France

BNP Paribas Arbitrage SNC Societe Generale SA	BNP Paribas SA

Germany

Deutsche Bank AG

Netherlands

ABN AMRO Bank N.V.	ING Bank NV

Sweden

Skandinaviska Enskilda Banken

Switzerland

UBS AG

U.K.

Bank of Nova Scotia (London Branch)

BNP Paribas (London Branch)

Credit Suisse Securities (Europe) Limited.

HSBC Bank plc

MacQuarie Bank Ltd. (London Branch) Morgan Stanley & Co.

International plc. UBS AG (London Branch)

Barclays Bank plc Citigroup Global Markets Limited Goldman Sachs International JP Morgan Securities PLC Merrill Lynch International NatWest Markets PLC

U.S.

ABN AMRO Securities (USA) LLC

Bank of Nova Scotia (New York Branch)

BMO Capital Markets Corp.

BNP Paribas Securities Corp

CIBC World Markets Corp.

Commerz Markets LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

JP Morgan Securities LLC.

Mirae Asset Securities (USA) Inc.

Morgan Stanley & Co. LLC

Natixis Securities Americas, LLC

Nomura Securities International Inc.

Scotia Capital (USA) Inc.

Societe Generale SA (NY Branch)

UBS Securities LLC

Wells Fargo Securities, LLC

Bank of Nova Scotia (Houston Branch)

Barclays Capital Inc.

BNP Paribas (New York Branch)

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

ING Financial Markets LLC

MacQuarie Capital (USA) Inc.

Mizuho Securities USA LLC

National Financial Services LLC.

Natwest Market Securities Inc.

RBC Capital Markets, LLC

SG Americas Securities LLC

TD Securities (USA) LLC

Wells Fargo Clearing Services, LLC

SCHEDULE E

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020     between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Lending Restrictions

1.	At all times, at least 1% of each security holding of a Fund shall be designated as not being part of such Fund’s Available Securities.

2.

Minimum Spread Requirements. Pursuant to the terms of a letter of direction in the form of Attachment A hereto (each, a “Letter of Direction”), the Funds shall from time to time instruct State Street to implement a minimum spread at the initiation of each Loan. Each such Letter of Direction shall instruct State Street to implement a Minimum Total Spread, as defined below.

Minimum Total Spread Test

At the initiation of each Loan collateralized with cash Collateral, the Total Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Total Spread Test”). For the avoidance of doubt, loans may have a Total Spread that is lower than twenty-five (25) basis points during the term of the loan so long as the loan satisfied the Minimum Total Spread Test at initiation. There will be no Minimum Total Spread Test applied to Loans collateralized with non-cash Collateral.

For purposes of the Minimum Total Spread Test:

“Total Spread” means, the difference between the yield of the State Street Navigator Securities Lending Government Money Market Portfolio as reported by the Fund on the preceding day (or if no yield was reported on the preceding day, the last day a yield was reported), and the rebate rate. The Funds are aware that because the Minimum Total Spread Test is based off of the yield of the State Street Navigator Securities Lending Government Money Market Portfolio on the preceding day there may be instances where there are more loans made or fewer loans made than would have otherwise been made in each case if the Minimum Total Spread Test was based off of the yield of the State Street Navigator Securities Lending Government Money Market Portfolio on the day the loan is actually made.

3.	Except as approved in writing by a Fund in advance, the following lending limitations apply for the Funds as listed on Schedule C to the Agreement:

a.

State Street shall use reasonable efforts not enter into a Loan on behalf of a Fund if, immediately after such Loan transaction, the aggregate Market Value of all Loaned Securities of such Fund would exceed thirty-three and a third percent (33 1/3%) of the value of the relevant Fund’s net asset value of the Fund, as determined by the Fund’s accountant as of the end of the previous business day (“Value of Net Assets”) (the “NAV Test”).

b.

Each Fund shall cause the Value of Net Assets of such Fund to be delivered to the securities finance team at State Street at the end of each business day (it being understood that this will be delivered through a standing instruction given by the Fund to State Street or Third Party Custodian under its custodial arrangement or otherwise) (the “End of Day Feed”) and State Street shall use such End of Day Feed to implement the NAV Test during the following business day. If the NAV Test is not satisfied for a Fund due to a change in the Value of Net Assets of the Fund, State Street shall act reasonably promptly to terminate Loans sufficient to bring the applicable Fund’s securities lending program into compliance with the NAV Test. State Street shall not be liable for any consequences from the Fund’s failure to deliver the End of Day Feed (or to cause the End of Day Feed to be delivered) to the securities finance team timely and/or accurately.

The terms of this Schedule E shall not be modified, except by an instrument in writing and signed by the parties hereto. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

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Attachment A to Schedule E

[NUVEEN LETTERHEAD]

LETTER OF DIRECTION

                                              , 20

State Street Bank and Trust Company

Securities Finance

State Street Financial Center, 3rd Floor

One Lincoln Street

Boston, Massachusetts 02111-2900

Attn: [Relationship Manager]

Re: Implementation of Minimum Spread

Dear Ladies and Gentlemen:

[FUNDS] hereby instructs State Street to implement the Minimum Total Spread Test set forth below at the initiation of each Loan. The Funds hereby acknowledge that (i) such Minimum Total Spread Test shall not be implemented by State Street until this Letter of Direction is countersigned by State Street, and (ii) State Street shall have a reasonable time to implement the Minimum Total Spread Test after countersigning this Letter of Direction.

Minimum Total Spread Test

At the initiation of each Loan collateralized with cash Collateral, the Total Spread must be equal to or greater than                  (        ) basis points (the “Minimum Total Spread Test”). For the avoidance of doubt, loans may have a Total Spread that is lower than                  (        ) basis points during the term of the loan so long as the loan satisfied the Minimum Total Spread Test at initiation. There will be no Minimum Total Spread Test applied to Loans collateralized with non-cash Collateral.

For purposes of the Minimum Total Spread Test:

“Total Spread” means, the difference between the yield of the State Street Navigator Securities Lending Government Money Market Portfolio as reported by the Fund on the preceding day (or if no yield was reported on the preceding day, the last day a yield was reported), and the rebate rate. The Funds are aware that because the

Minimum Total Spread Test is based off of the yield of the State Street Navigator Securities Lending Government Money Market Portfolio on the preceding day there may be instances where there are more loans made or fewer loans made than would have otherwise been made in each case if the Minimum Total Spread Test was based off of the yield of the State Street Navigator Securities Lending Government Money Market Portfolio on the day the loan is actually made.

All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Securities Lending Authorization Agreement between the Funds and State Street dated                         , 20    .

Sincerely,

Name:	[Name of Authorized Representative]
Title:	[Title of Authorized Representative]

SCHEDULE F

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020     between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Schedule of Authorized Representatives

E. Scott Wickerham	Vice President and Controller
Walter Kelly	Chief Compliance Officer and Vice President
Christopher Rohrbacher	Vice President, Secretary of Open-End Funds and ETFs and Assistant Secretary of Closed-End Funds
Gifford Zimmerman	Vice President, Secretary of Closed-End Funds and Assistant Secretary of Open-End Funds and ETFs
Jon Scott Meissner	Vice President and Assistant Secretary
Mark Czarniecki	Vice President of Open-End Funds and ETFs, Assistant Vice President of Closed-End Funds and Assistant Secretary
Harvey Klemm	Managing Director, Nuveen, LLC
Tim Gehman	Vice President, Nuveen, LLC
Alecia Brown	Assistant Vice President, Nuveen, LLC

SCHEDULE G

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th     day of August     2020     between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Schedule of Authorized State Street Representatives

[State Street Logo]

State Street Bank and Trust Company

SSGM SF Boston Agency Operation Authorized Signature List

/s/ David J. Franzosa	/s/ Joseph A. Leone
David J. Franzosa, Managing Director	Joseph A. Leone, Vice President

/s/ Melody (Hiu Hung) Yeung	/s/ Aaron Lewis
Melody (Hiu Hung) Yeung, Vice President	Aaron Lewis, Vice President

/s/ Paul J. Welch	/s/ John Lawrence
Paul J. Welch, Vice President	John Lawrence, Officer

/s/ Jennifer E. Pangburn	/s/ Jeffrey LeBretton
Jennifer E. Pangburn, Vice President	Jeffrey LeBretton, Assistant Vice President

/s/ Christopher Camerota	/s/ Wanna Wong
Christopher Camerota, Assistant Vice President	Wanna Wong, Assistant Vice President

/s/ Jared White	/s/ Christine DiSanto
Jared White, Officer	Christine DiSanto, Assistant Vice President

/s/ Vinilda Pena	/s/ Jeffrey Vermillion
Vinilda Pena, Assistant Vice President	Jeffrey Vermillion, Assistant Vice President

/s/ Lindsey Mccormick	/s/ Igli Pina
Lindsey Mccormick, Officer	Igli Pina, Officer

/s/ Ryan Hogan	/s/ Nick Potter
Ryan Hogan, Officer	Nick Potter, Officer

/s/ Charlene Situ
Charlene Situ, Officer

[State Street Logo]

State Street Corporate Services (Mumbai) Pvt Ltd

Securities Finance Operations, India

Authorized Signature List – May 2020

/s/ Wendy Wilde	/s/ Srinivas Samadal
Wendy Wilde, Managing Director	Srinivas Samadal, Vice President
WWilde@statestreet.com	SSamadal@statestreet.com
+918061631975	+914067092730

/s/ Rahiman Mazhar	/s/ Tarigoppula2, Kishore
Rahiman Mazhar, Officer	Tarigoppula2 Kishore, Assistant Vice President
MRahiman@statestreet.com	KTarigoppula2@statestreet.com
+918061631894	+ 914067091015

/s/ Anish Phatarpekar	/s/ Sarwar Ali
Anish Phatarpekar, Assistant Vice President	Sarwar Ali, Senior Associate
APhatarpekar@statestreet.com	SAli8@statestreet.com
+ 918061631976	+ 918067456184

/s/ Somasekhar,Chinnaiah	/s/ Soumandeep Khan
Somasekhar,Chinnaiah Officer	Soumandeep Khan, Senior Associate
SChinnaiah@statestreet.com	SKhan5@statestreet.com
+ 918061631986	+ 918067456181

/s/ Balakrishna Ravulkol	/s/ Sandeep Biradar
Balakrishna Ravulkol, Senior Associate	Sandeep Biradar, Officer
BRavulkol@statestreet.com	SBiradar4@statestreet.com
+ 914067090660	+914067090625

/s/ Kotha Seshu	/s/ Geedipalli Vijender Redd
Kotha, Seshu – Officer	Geedipalli, Vijender Redd - Senior Associate
SKotha@statestreet.com	VGeedipalli@statestreet.com
+914067091193	+914067092690

/s/ Bhalerao Abhilesh Nahar	/s/ Mandala Satish
Bhalerao, Abhilesh Nahar - Senior Associate	Mandala, Satish - Senior Associate
ABhalerao3@statestreet.com	SMandala1@statestreet.com
+914067092689	+ 914067090765

/s/ Motupally Naga Satish	/s/ C Pushpa
Motupally, Naga Satish - Senior Associate	C, Pushpa - Senior Associate
NMotupally@statestreet.com	PC2@statestreet.com
+ 918067092116	+918061631988

/s/ Nair Sreenath S	/s/ Rao, Srinivasa
Nair, Sreenath S - Senior Associate	Rao, Srinivasa - Senior Associate
SNair19@statestreet.com	SRao6@statestreet.com
+918061636000	+918061631984

/s/ George Michael	/s/ Nair, Sajay Raveendran
George, Michael - Senior Associate	Nair, Sajay Raveendran - Senior Associate
MGeorge2@statestreet.com	SNair16@statestreet.com
+ 918061631983	+ 91806120400

SCHEDULE H

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 12th day of August    2020 between each NUVEEN registered investment company listed on Schedule C, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Acceptable Form of Collateral

-         Cash (in U.S. Dollars)

EXHIBIT A

SPECIAL RESOLUTION REGIMES

Following the financial crisis, many jurisdictions are implementing or have implemented special resolution regime laws and regulations that are intended to ensure that financial institutions are able to be resolved in an orderly manner if they become, or are perceived likely to become, insolvent (each, a “Special Resolution Regime”). These Special Resolution Regimes are intended to address the failure or potential failure of a financial institution without causing a significant impact on the broader financial markets.

These Special Resolution Regimes will differ from country to country, but in general covered financial institutions1 must ensure that all of their covered agreements (which include, without limitation, trading agreements governing foreign exchange, securities lending, and repurchase transactions, as well as triparty collateral agreements) comply with relevant rules (often, but not always, by the inclusion of express contractual terms2) limiting the ability of the trading counterparties of the covered financial institution to exercise certain rights, including, without limitation, the ability to:

•	exercise default rights under the covered agreement and any related guarantees or other credit enhancements, except to the extent otherwise permitted under the relevant Special Resolution Regime,

•	exercise cross-defaults and similar default rights, except to the extent otherwise permitted under the relevant Special Resolution Regime,

•

object to transfers of the covered agreement and related credit enhancements to third parties and “bridge” entities, to the same extent the trading counterparty would be prohibited from objecting to such transfers if it were directly subject to the Special Resolution Regime applicable to the covered financial institution, and

•

object to the exercise by the relevant authority of its bail-in power with respect to the obligations of the covered financial institution under the covered agreement, to the extent permitted under the Special Resolution Regime. The bail-in concept is the process by which claims against a covered financial institution may be reduced materially in nominal amount (potentially to zero) and/or be converted into, for example, shares (of potentially a reduced nominal amount).

These Special Resolution Regime rules are currently in effect with respect to covered financial institutions established in several jurisdictions globally. The covered financial institutions under the Special Resolution Regime of the United States will be required to comply with these rules in a phased approach, but with limited exception must be in compliance with respect to all of

1 Specifically, those financial institutions domiciled within the relevant jurisdiction as well as, in certain cases, their affiliates.

2 For example, it should be noted that Special Resolution Regimes may apply automatically by force of law, without the need for express contractual amendment in some cases, depending on matters such as the governing law of the contract.

their trading counterparties no later than July 1, 2019. Other jurisdictions are expected to adopt similar requirements.

When asked to do so by a covered financial institution, State Street will agree to amend existing covered agreements that we execute as agent on your behalf, or enter into new covered agreements as agent on your behalf, to the extent necessary to satisfy the requirements of any existing or future Special Resolution Regime applicable to that covered financial institution. We will in our discretion include the contractual terms in covered agreements through a bilateral agreement as described above or by adhering to industry standard protocols, including those adopted by International Swaps and Derivatives Association (ISDA) or other similar organizations.

If at any time you wish to instruct us to:

(i) no longer execute transactions on your behalf with a particular covered financial institution, or

(ii) no longer execute transactions on your behalf with any and all covered financial institutions within a particular jurisdiction subject to a Special Resolution Regime, or

(iii) not enter into an industry standard protocol with respect to any existing or future Special Resolution Regime,

you must send an email to SSGM_Resolution_Stay_Rules@statestreet.com identifying the covered financial institutions or jurisdictions as to which you do not wish to be bound by a Special Resolution Regime, or the protocol to which you do not wish to adhere. If you elect (i) or (ii) above, we will no longer execute transactions on your behalf with any covered financial institution you specify or any covered financial institution subject to the Special Resolution Regime of the jurisdictions you specify, and the relevant covered financial institutions will be removed from your approved panel of authorized financial institution counterparties under your authorization agreement. If with respect to (iii) you instruct us not to enter into an industry standard protocol with respect to any existing or future Special Resolution Regime and the relevant covered financial institutions subject to that Special Resolution Regime are unwilling to amend the contract bilaterally, we will no longer execute transactions on your behalf with any covered financial institution subject to such Special Resolution Regime, and the relevant covered financial institutions will be removed from your approved panel of authorized financial institution counterparties under your authorization agreement.

Please note that State Street Bank and Trust Company adhered as agent to the ISDA 2018 U.S. Resolution Stay Protocol on June 20, 2019.

With respect to the Swiss special resolution stay regulations, State Street Bank and Trust Company as agent has entered into an Acknowledgment of the Swiss Financial Market Supervisory Authority’s Right to Stay Termination of Agreements with UBS AG.

The Special Resolution Regimes and any related protocols vary from jurisdiction to jurisdiction. You should refer to your own legal advisors for advice with respect to your determinations regarding the Special Resolution Regimes and any related protocols, as State Street is not acting as your legal advisor or fiduciary as to such determinations.

EXHIBIT B

State Street Client Information Security Addendum

All capitalized terms not defined in this State Street Client Information Security Addendum (this “Security Addendum”) shall have the meanings ascribed to them in the Agreement.

State Street and the Funds hereby agree that State Street shall maintain an information security policy (“Security Policy”) that satisfies the requirements set forth below; provided, that, because information security is a highly dynamic space (where laws, regulations and threats are constantly changing), State Street reserves the right to make changes to its information security controls at any time and at the sole discretion of State Street in a manner that it believes does not materially reduce the protection it applies to Funds’ Data. State Street will review the policy on an annual basis.

From time to time, State Street may subcontract services performed under the Agreement (to the extent provided for under the Agreement) or provide access to Funds’ Confidential Information (“Funds’ Data”) its network to a subcontractor or other third party; provided, that, such subcontractor or third party implements and maintains security measures that State Street believes are at least as stringent as those described in this Security Addendum. State Street must maintain an up-to-date list of subcontractors that access, store, transmit, or use Funds’ Data, and must provide the list to the Funds upon request.

For subcontractors who collect, transmit, share, store, control, process, manage or access Funds’ Data, State Street is responsible for assessing and monitoring subcontractor control environments.

1.	Objective.

The objective of State Street’s Security Policy and related information security program is to implement data security measures consistent in all material respects with applicable prevailing industry practices and standards (“Objective”). State Street must define job responsibilities to ensure effective management of information security and appropriate separation of duties within the organization. State Street will use utilize qualified information security personnel sufficient to manage State Street’s cybersecurity risks. In order to meet such Objective, State Street uses commercially reasonable efforts to:

a.        Protect the privacy, confidentiality, integrity, and availability of all confidential data and information disclosed by or on behalf of the Funds to, or otherwise comes into the possession of State Street, in connection with the provision of services under the Agreement and to the extent the same is deemed Funds’ Data;

b.        protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of the Funds’ Data;

c.        comply with applicable governmental laws, rules and regulations that are relevant to the handling, processing and use of Funds’ Data by State Street in accordance with the Agreement;

d.        implement customary administrative, physical, technical, procedural and organizational safeguards; and

e.        limit the amount of Funds’ Data collected to that reasonably necessary to accomplish the services, limit the time such information is retained to that reasonably necessary to perform the services, and limit access to those persons who are reasonably required to access or handle the Funds’ Data in order to perform the services.

2.	Risk Assessments.

a.        Risk Assessment - State Street shall, at least annually, perform risk assessments that are designed to identify material threats (both internal and external) against Funds’ Data, the likelihood of those threats occurring and the impact of those threats upon the State Street organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

b.        Risk Mitigation - State Street shall use commercially reasonable efforts to manage, control and remediate any threats identified in the Risk Assessments that it believes are likely to result in material unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of Funds’ Data, consistent with the Objective, and commensurate with the sensitivity of the Funds’ Data and the complexity and scope of the activities of State Street pursuant to the Agreement.

c.        Security Controls Testing - State Street shall, on approximately an annual basis, engage an independent external party to conduct periodic reviews of State Street’s information security practices. State Street shall have a process to review and evaluate high risk findings resulting from this testing.

3.        Security Controls. Prior to State Street having access to Funds’ Data, then annually and upon the Funds’ reasonable request, State Street shall provide the Funds’ Chief Information Security Officer or his or her designee with a copy of its corporate information security controls that form the basis for State Street’s Security Policy and an opportunity to discuss State Street’s information security measures with a qualified member of State Street’s information technology management team.

4.	Organizational Security.

a.        Responsibility - State Street shall assign responsibility for information security management to senior personnel only and will name a State Street employee to be responsible for leading this information security function.

b.        Access - State Street shall permit only those personnel performing roles supporting the provision of services under the Agreement to access Funds’ Data.

c.        Confidentiality - State Street personnel who have accessed or otherwise been made known of Funds’ Data shall maintain the confidentiality of such information in accordance with the terms of the Agreement.

d.        Policy Exception - As part of the Security Policy State Street shall implement a process by which exceptions to the Security Policy are reviewed and processed. This exception process must be documented.

e.        Training - State Street will provide information security training on approximately an annual basis, to its personnel.

5.	Data Protection.

a.        Data Sensitivity - State Street acknowledges that it understands the sensitivity of Funds’ Data.

b.        Data Flow - State Street must document data flows and associated protections for data which is sent or received between Funds’ systems and State Street systems.

c.        External Hosting Facilities – State Street shall implement controls, consistent with applicable prevailing industry practices and standards, regarding the collection, use, storage and/or disclosure of Funds’ Data by an external hosting provider.

d.        Segregation of Funds’ Data - State Street shall use generally accepted security management controls designed to ensure that none of State Street’s other clients have access to Funds’ Data.

6.	Physical Security and Data Destruction.

a.        Securing Physical Facilities - State Street shall maintain systems located in State Street facilities that host Funds’ Data or provide services under the Agreement in an environment that is designed to be physically secure and to allow access only to authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of services under the Agreement.

b.        Physical Security of Media - State Street shall implement controls, consistent with applicable prevailing industry practices and standards that are designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Funds’ Data. Removable media on which Funds’ Data is stored (including thumb drives, CDs, and DVDs, and PDAS) by State Street must be encrypted using at least 256 bit AES (or equivalent).

c.        Media Destruction – State Street shall destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Funds’ Data or use commercially reasonable efforts to render Funds’ Data on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Addendum until destroyed. Electronic media that is not physically destroyed as part of the disposal process must be irrevocably erased or degaussed, such that the media is no longer readable for any purpose. State Street must develop and document information destruction processes that meet industry standards and must be used in all cases when Funds’ Data is no longer needed. State Street shall keep records of all Funds’ Data destruction completed and provide such records to the Funds upon demand or provide a certification that all such information has been destroyed in accordance with this Security Addendum.

d.        Paper Destruction - State Street shall cross shred all paper waste containing Funds’ Data and dispose in a secure and confidential manner.

7.	Communications and Operations Management.

a.        Firewall Management – Firewall management processes must be documented and meet industry standards. Any files containing Funds’ Data on a system connected to the internet must be protected with up to date, industry standard, firewall protections and operating system security patches designed to maintain integrity and security of the Funds’ Data.

b.        Network Access – State Street must implement controls designed to prevent unauthorized devices from physically connecting to the internal network or to detect and alert an administrator (e.g. Network Access Control device (NAC)).

c.        Monitoring Systems - State Street shall monitor its systems (i) security incidents; (ii) unauthorized use of or access to Funds’ Data; and (iii) violations and suspicious activity. This includes suspicious external activity (including unauthorized probes, scans or break-in attempts) and suspicious internal activity (including unauthorized system administrator access, unauthorized changes to its systems or network, system or network misuse or theft or mishandling of Funds’ Data). State Street shall maintain audit and logging capabilities that will enable the State Street to effectively detect, respond to and investigate a data security incident.

d.        Intelligence Services - State Street shall monitor industry-standard information channels for newly identified system vulnerabilities and emerging risks regarding the technologies and services provided to the Funds.

e.        Intrusion Detection and Prevention - State Street shall maintain software, hardware, intrusion detection system, personnel and other resources designed to ascertain whether a penetration attempt is being made against any part of State Street’s network, mainframe, server or other infrastructure used by State Street to process, store or transport Funds’ Data. This may include deploying intrusion detection /intrusion prevention controls to block, monitor, and alert State Street of security incidents that may require escalation to, and response from, State Street’s incident response personnel on a 24 hours per day, 7 days per week, 365 days per year basis.

f.        Network Penetration Testing - State Street shall, on approximately an annual basis, contract with an independent third party to conduct network penetration test. State Street shall have a process to review and evaluate high risk findings resulting from this testing. The cost of vulnerability and penetration testing will be assumed by State Street.

g.        Data Protection During Transmission - State Street shall encrypt, using an industry recognized encryption algorithm, personally identifiable Funds’ Data when in transit across public networks.

h.        Data Loss Prevention - State Street shall implement a data loss prevention program that is designed to identify, detect, monitor and alert on abnormal external data movement.

i.        Malicious Code – State Street shall implement controls that are designed to detect the introduction or intrusion of malicious code on information systems handling or holding Funds’ Data and implement a process for removing said malicious code from information systems handling or holding Funds’ Data.

8.	Access Controls.

a.        Authorized Access - State Street shall have controls that are designed to maintain the logical separation such that access to systems hosting Funds’ Data and/or being used to provide services to the Funds will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, and prevent unauthorized access to Funds’ Data.

b.        User Access - State Street shall have a process to promptly disable access to Funds’ Data by any State Street personnel who no longer requires such access, State Street will also promptly remove access of Funds’ personnel upon receipt of notification from the Funds.

c.        Authentication Credential Management - State Street shall communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users. Initial password must be delivered in a secure manner and are required to be changed upon first logon.

d.        Multi-Factor Authentication for Remote Access - State Street shall use multi factor authentication and a secure tunnel when remotely accessing State Street’s internal network.

e.        Access Recertification - State Street must document a process to regularly recertify access to those facilities, systems, networks and applications that store, use, or otherwise have access to Funds’ Data. This should include a documented review of access rights to confirm that access is still appropriate based on business needs. This review should occur at least annually or more frequently depending on risk and industry standards.

f.        Unique IDs - State Street must assign unique user IDs that are reasonably designed to maintain the integrity of the security of the access control to each person with computer access.

g.        Password Standards - State Street must document a password policy with a reasonably secure method of assigning and selecting passwords, or the use of unique identifier technologies, such as biometrics or token devices that cover all systems that store, access, transmit or process Funds’ Data. Where technically feasible, passwords cannot be vendor supplied default passwords. This policy shall define standards for controlling password length, strength and change frequency.

h.        Control of Passwords - State Street personnel must maintain the confidentiality of system passwords, keys, and passcodes used for the protection of Funds’ Data must not be hard-coded into any scripts.

i.        Account Lockout - State Street must deploy controls to lock accounts when no more than five invalid login attempts are made.

j.        Password Reset – State Street must employ a secure and documented process to reset passwords that requires verification of user identity prior to password reset.

9.	Encryption Requirements.

a.        Encryption Standards - State Street will define in its Security Policy minimum standards for encryption methods and strength.

b.        Encryption at Rest - State Street shall encrypt any laptops, mobile devices (e.g. Blackberries, PDAs), containing Funds’ Data used by State Street’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent).

c.        Encryption Key Management - State Street must document procedures for managing encryption keys as well as any salts used to protect one way hashing functions.

These procedures must include specifications for key provisioning, distribution, revocation, and expiration.

10.	Use of Laptop and Mobile Devices in connection with the Agreement.

a.        Secure Storage - State Street shall require that all laptops and mobile devices be securely stored whenever out of the personnel’s immediate possession.

b.        State Street shall maintain the ability to remotely remove Funds’ Data promptly from mobile phones managed by State Street.

c.        Bring Your Own Device - State Street shall ensure security controls, including, mobile device management (MDM), remote wipe capabilities and encryption must be in place if Funds’ Data can be stored, accessed, transmitted to or from, or used on a personal device. State Street must have policies to ensure State Street personnel maintain the security of these devices.

11.	Information Systems Acquisition Development and Maintenance.

a.        Funds’ Data – Funds’ Data shall only be used by State Street for the purposes specified in the Agreement.

b.        Virus Management - State Street shall maintain a malware protection program designed to (i) deter malware infections; (ii) detect the presence of malware within the State Street environment; and (iii) recover from any impact caused by malware.

12.	Incident Event and Communications Management.

a.        Incident Management/Notification of Breach - State Street shall develop and implement an incident response plan that specifies actions to be taken when State Street or one of its subcontractors suspects or detects that a party has gained unauthorized access to Funds’ Data or systems or applications containing any Funds’ Data (the “Response Plan”). It must be approved by management, and have an owner to maintain and review the program. Such Response Plan shall include the following:

i.        Escalation Procedures - An escalation procedure that includes notification to senior managers and appropriate reporting to regulatory and law enforcement agencies. This procedure shall provide for reporting of incidents that compromise the confidentiality of Funds’ Data (including backed up data) to the Funds via telephone or email (and provide a confirmatory notice in writing as soon as practicable); provided that the foregoing notice obligation is excused for such period of time as State Street is prohibited by law, rule, regulation or other governmental authority from notifying the Funds.

ii.        Incident Reporting - State Street will use commercially reasonable efforts to promptly furnish to the Funds information that State Street has regarding the general circumstances and extent of such unauthorized access.

iii.        Investigation and Prevention - State Street shall reasonably assist the Funds in investigating of any such unauthorized access and shall use commercially reasonable efforts to: (A) cooperate with the Funds in its efforts to comply with statutory notice or other legal obligations applicable to the Funds or its clients arising out of unauthorized access and to seek injunctive or other equitable relief; (B) cooperate with Client in litigation and investigations against third parties reasonably necessary to protect its proprietary rights; and (C) take reasonable actions necessary to prevent mitigate against loss from any such authorized access.

13.	Client Data Outside the United States.

a.        Storage, access, transmission or use of Funds’ Data from a location outside the U.S. must be conducted from a State Street location designed to promote the security and confidentiality of data.        Specific security controls may vary from one location to another, based on local jurisdictional limitations and risk practices, but all locations outside the U.S. are subject to State Street’s minimum security standards which may include:

b.        Card key access

c.        Access limited to only authorized persons with a business need are granted access

d.        Visitor badges and State Street identification tags

e.        Closed Circuit TV (CCTV) cameras at site and/or floor entrance and recordings stored and available for thirty (30) to ninety (90) days

f.         Lobby security, alarm, video, packages subject to search.

g.        True floor to true ceiling construction.

h.        Glass, wood, or steel doors.

CERTIFICATE OF SIGNING AUTHORITY AND INCUMBENCY

I, Christopher M, Rohrbacher, hereby certify that I am a Vice President of each Nuveen registered investment ocmpany, duly organized and validly existing under the laws of its respective jurisdiction (each a “Trust”), and further certify in such capacity that the following individual, acting singly, has been authorized to act in the name and on behalf of each Trust and to sign, acknowledge, deliver and accept delivery of agreements and other documents in connection with securities lending transactions and that the true signature of such individual is shown below opposite his name, and State Street Bank and Trust Company may rely upon this certificate until such time as it receives another certificate bearing a later date.

Name                     Title                         Specimen Signature

E. Scott Wickerham, Vice President and Controller /s/ E. Scott Wickerham

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of August, 2020

/s/ Christopher M. Rohrbacher
Christopher M. Rohrbacher
Vice President

I, Mark J. Czarniecki, hereby certify that Christopher M. Rohrbacher is a duly elected, qualified and acting Vice President of each Trust , and his signature appearing above is his/her own true signature.

/s/ Mark J. Czarniecki
Mark J. Czarniecki
Vice President or Assistant Vice President and Assistant Secretary